UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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NEONODE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEONODE INC.

SUPPLEMENT TO

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING

Neonode Inc., a Delaware corporation (“we”, “us”, “our”, “company,” or “Neonode”), filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on August 20, 2020, relating to the 2020 Annual Meeting of Stockholders of our company.

Among the proposals for stockholder vote at the 2020 Annual Meeting are:

●	Proposal 5 – Approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the Issuance of Shares of Common Stock Underlying Series C-1 Preferred Stock and Series C-2 Preferred Stock (“Proposal 5”), and

●	Proposal 6 – Approval, for purposes of complying with Nasdaq Listing Rule 5635(c), of the Issuance of Shares of Common Stock Underlying Series C-2 Preferred Stock to our Directors and Chief Executive Officer (“Proposal 6”).

This Supplement does not change the proposals to be acted on at the 2020 Annual Meeting or the Board’s recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or revised by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

Voting

If you have already submitted a proxy to vote your shares, either by returning a completed proxy card or voting instruction form or by internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement. If you have submitted your proxy, you may change or revoke your vote before it is voted at the 2020 Annual Meeting by following the instructions as described in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on Tuesday, September 29, 2020:
This Supplement, the Proxy Statement and notice, the proxy card, and our annual report on Form 10-K are available at http://www.astproxyportal.com/ast/22427

Stockholder Litigation

On August 26, 2020, a putative stockholder of Neonode filed a purported class action lawsuit (C.A. No. 2020-0701-AGB) in the Delaware Court of Chancery against our company and the Board of Directors of our company for alleged breach of fiduciary duty in connection with disclosure of information concerning Proposal 5 and Proposal 6. On September 2, 2020, a separate putative stockholder of Neonode filed a purported class action lawsuit (Case No. 1:20-cv-01174-UNA) in the United States District Court for the District of Delaware against our Company, the Board of Directors of our company, and the Chief Executive Officer of our company for alleged violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, in connection with disclosure of information concerning Proposal 5 and Proposal 6, and generally containing the same substantive allegations as in the above previously-filed Delaware Court of Chancery action.

Our company and the other named defendants believe that the disclosures set forth in the Proxy Statement comply fully with all applicable law, that no supplemental disclosures are required under applicable law, and that the plaintiffs’ allegations are without merit. However, in an effort to avoid the nuisance and possible expense relating to the claims asserted in stockholder litigation, and without admitting any liability or wrongdoing, we are making certain disclosures set forth below that supplement and revise those contained in the Proxy Statement. Nothing herein shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the contrary, our company and the other named defendants have denied, and continue to deny, that they have committed any violations of law and expressly maintain that, to the extent applicable, they have complied with their respective legal obligations.

SUPPLEMENTAL DISCLOSURES

The following supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement. Except where an entirely new paragraph is being added, underlined text shows text being added to a referenced disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement.

The disclosure in Proposal 5 of the heading “Background and Description of the Private Placement” is hereby supplemented and revised by replacing it with the following heading and adding the following paragraph as the eighth paragraph under such heading on page 26 of the Proxy Statement:

Description of the Private Placement

The Private Placement was approved by the three disinterested members of the Board. The other two directors, Mr. Rosberg and Mr. Lindell, were present during the Board deliberations and vote on the Private Placement but abstained from voting due to their interest in the Private Placement.

The disclosure in Proposal 5 of the heading “Reasons for the Private Placement” is hereby supplemented and revised by replacing it with the following heading and adding the following paragraphs after the first paragraph under such heading on page 26 of the Proxy Statement:

Background and Reasons for the Private Placement

On March 31, 2020, the closing price of our common stock (as reflected on Nasdaq.com) was $1.77 per share. During the next 30 days, the share price increased substantially. On April 30, 2020, the closing price of our common stock (as reflected on Nasdaq.com) was $5.22 per share, representing a nearly 300% increase in one month.

We believe the increase in our common stock share price has been due in part to our business strategy and focus on contactless touch technology. As a result of the Covid-19 pandemic, manufacturers, suppliers, and consumers have increasingly demanded products that avoid the need for surface contact. Our sensor modules and remote sensing services provide a contactless touch solution in response to that demand.

While we believe our technology has resulted in an increase in customer interest and improved our long-term growth potential, the Covid-19 pandemic negatively impacted our company in the short-term due to the global economic slowdown. On May 13, 2020, we announced our financial results for the March 31, 2020 quarter, reporting a 35% decrease in net sales and a 40% higher net loss than the same period in 2019.

Historically, we have raised funds for working capital through the sale of common stock and warrants. In 2015, using a shelf registration, we sold common stock in an underwritten offering for approximately $6 million in gross proceeds. In 2016, we sold common stock and warrants in a private placement for approximately $9 million in gross proceeds. In 2017, we sold common stock and warrants in a private placement for approximately $10 million in gross proceeds. In 2018, we sold common stock without warrants in a private placement for approximately $5 million in gross proceeds.

For a potential capital raise in 2020, our ability to raise additional funds through the sale of common stock was limited due to corporate and regulatory factors.

●	The number of shares of common stock our company could issue is subject to our available authorized shares of common stock under our Certificate of Incorporation as described in the Proxy Statement (see Proposal 7 on page 32). Prior to the Private Placement, we could issue, directly or upon exercise of warrants or conversion of preferred stock, a maximum of 4.8 million shares of common stock without obtaining stockholder approval.

●	In the absence of a public registered offering, a private placement of our common stock would be subject to the Nasdaq limitation described in the Proxy Statement (see “Proposal to Approve Issuance of Additional Shares of Common Stock” of this Proposal 5 on page 27) regarding the issuance of 20% or more of our outstanding shares at a discount. With 9.2 million shares of common stock outstanding, our company could sell 1.8 million shares without obtaining stockholder approval.

Further, our shelf registration of $20 million shares of common stock expired on March 15, 2020. The amount we could register under a replacement shelf registration at that time was substantially less due to the low share price of our common stock and SEC rule limitations.

Based upon our funding requirements and history, the Board and management of our company targeted a raise of a minimum of $10 million in new capital. Depending on investor demand and subject to the corporate and regulatory limits described above, the Board and management hoped to raise more than $10 million if possible. Although including a warrant may have resulted in a higher price per share of common stock sold, warrants would result in a lower effective price, an overhang on our common stock for multiple years, and a reduction in the number of available authorized shares of common stock without necessarily generating proceeds to our company. As such, the Board and management focused on a capital raise solely of common stock but, if appropriate due to the corporate and regulatory limits described above, the Board and management would consider including a convertible security subject to stockholder approval.

Ulf Rosberg, Urban Forssell, Maria Ek, and David Brunton served on behalf of our company to negotiate the structure and terms of a private placement with potential investment banks and investors, including the Private Placement that was ultimately completed. Mr. Rosberg is the Chairman of the Board and has a background in investment banking. Mr. Forssell as Chief Executive Officer and Ms. Ek as Chief Financial Officer are the sole executive officers of our company. Mr. Brunton is a consultant to the company, is responsible for managing U.S. investor relations for our company, and formerly served as chief financial officer of our company and oversaw prior capital raise transactions by our company. Although neither Ms. Ek nor Mr. Brunton invested in the Private Placement, Mr. Rosberg and Mr. Forssell did. The Board considered whether Mr. Rosberg and Mr. Forssell’s negotiation of and participation in the Private Placement was a conflict of interest. The Board was updated throughout the negotiation process at each stage described below and including the Private Placement. Rimon, P.C. served as our company’s outside legal counsel throughout the negotiation process, including in connection with the Private Placement that was ultimately completed.

In March 2020, we engaged a European investment bank to assist our company in raising capital. Our company’s headquarters, management team, and operations are located in Sweden. We also announced in March 2020 that the Board was evaluating a dual listing on the Nasdaq Stockholm in Sweden in addition to our existing listing on the Nasdaq in the U.S. Engaging a European investment bank furthered the Board’s goals of raising capital and listing on Nasdaq Stockholm. During April and May 2020, the Board and management participated in negotiations involving the European investment bank on structuring a transaction to comply with both Swedish and U.S. standards. The negotiations also related to pricing, particularly in light of the increase in the share price of our common stock between March 2020 and May 2020. By June 2020, we terminated our engagement with the investment bank. We determined that it would be beneficial if our share price stabilized at a higher level to generate demand from potential investors. We also determined that our company could raise capital at a future period in 2020 and at a lower discount to the price at which our common stock publicly traded, potentially in the U.S. markets.

Although the Board believed we could – and ultimately did – obtain better pricing in a capital raise later in the year, our company had short-term funding requirements. Our cash balance of approximately $1.2 million as of March 31, 2020 had continued to decrease in April and May 2020. As a result, in June 2020, the Board approved entering into short-term loan facilities of an aggregate of approximately $3.4 million (the “Loan Agreements”) with each of Mr. Rosberg and Mr. Lindell as described in the Proxy Statement (see Certain Relationships and Related Transactions, and Director Independence on page 34). The Loan Agreements were approved by the three disinterested members of the Board. The other two directors, Mr. Rosberg and Mr. Lindell, did not participate in the voting due to their interest in the Loan Agreements. The Loan Agreements provided for a credit fee of 0.75% per annum and incurred interest at a fixed rate of 3.25% per annum. Upon entering into the Loan Agreements, we made an initial drawdown of an aggregate of $1 million to address our short-term funding requirements. The Loan Agreements provided that if our company carried out a capital raise before December 31, 2020, any outstanding amount under the Loan Agreements would become due and payable.

In July 2020, our company engaged a U.S. investment bank, Craig-Hallum Capital Group, LLC (“Craig-Hallum”), to assist in a potential private placement. We selected Craig-Hallum as placement agent based in part on its prior success raising capital on behalf of our company. The role of a placement agent includes formulating a strategy to solicit, and assist in negotiations with, potential investors. The terms of the engagement provided that we could not negotiate with another investment bank for an offering of our securities for a certain period while Craig-Hallum was serving as placement agent. The terms of the engagement also provided that Craig-Hallum would receive a fee as placement agent based upon a tiered rate consisting of a percentage fee of gross proceeds raised from investors identified by Craig-Hallum, a lower percentage fee of gross proceeds raised from investors (including Mr. Forssell) identified by our company, but no fee on gross proceeds attributable to the financing commitment previously made by Mr. Rosberg and Mr. Lindell through the Loan Agreements. Craig-Hallum would not have been entitled to a fee if a private placement did not occur. This tiered rate percentage ultimately resulted in our company paying a placement agent fee of $659,070 to Craig-Hallum.

To address the corporate and regulatory limits described above, we agreed to structure an offering to include common stock and convertible preferred stock subject to stockholder approval up to a maximum of 4.8 million shares of common stock, direct and as converted. This offering structure resulted in the Private Placement described in the Proxy Statement and this Proposal 5. The preferred stock offered a dividend of 5% per annum, but would automatically convert to common stock upon shareholder approval (as contemplated by this Proposal 5 but subject as applicable to the additional shareholder approval in Proposal 6) at a meeting of stockholders within 75 days. Potential investors were given the opportunity to choose between common stock and preferred stock. While preferred stock offered a dividend until conversion, common stock offered more liquidity.

Throughout June and July 2020, our share price continued to increase (as reflected on Nasdaq.com). On June 1, 2020, the closing price of our common stock was $4.53 per share. On July 1, 2020, the closing price of our common stock was $8.71 per share. On July 31, 2020, the closing price of our common stock was $9.24 per share. The July 31 closing price of $9.24 represented an increase of more than 500% in the four months since the March 31 closing price of $1.77.

In addition, our company was scheduled on August 14, 2020 to release earnings for the quarter ended June 30, 2020. Because our company was in possession of the expected financial results for the completed quarter, we shared the information confidentially with potential purchasers in the Private Placement. Management’s expectations of revenues for the second quarter of 2020 ranged between $650,000 and $850,000, a decrease of approximately 62% to 50% compared to the second quarter of 2019. Management’s expectations of net loss per share for the second quarter of 2020 ranged between $(0.17) to $(0.21), a higher net loss per share of approximately 21% to 50% compared to the second quarter of 2019.

In view of the increase in our share price over a short period and our management’s expected financial results, investor demand for the private placement was lower than the Board anticipated. To raise the intended minimum of $10 million to support our continuing operations, the Board agreed on August 5, 2020 to enter into the Securities Purchase Agreement to sell stock at a price of $6.50 per share and the terms of the Private Placement set forth on page 26 of the Proxy Statement.

The disclosure in Proposal 5 is hereby supplemented and revised by adding the following underlined disclosure to the first paragraph on page 27 of the Proxy Statement:

We believe that the Private Placement, which yielded gross proceeds of approximately $13.9 million as well as the repayment of $1.03 million of outstanding indebtedness owed to Mr. Rosberg and Mr. Lindell, was advisable in light of our cash balance and funding requirements. We also believe that the terms were reasonable in light of market conditions and the size and type of the financing. Among the factors considered were (i) the company’s low cash balance, (ii) the company’s cash burn rate, (iii) the degradation in the company’s earnings, (iv) the immediate need to strengthen the company’s cash position, including to take advantage of potential long-term growth opportunities, (v) the need for the company to focus its talent and resources on executing its business plan, (vi) the rapid increase in the trading price of the company’s common stock, (vii) the absence of a warrant component to the Private Placement, and (viii) the high degree of uncertainty in the market caused by the Covid-19 pandemic. In addition, the Board considered alternatives to the Private Placement (including, primarily, the potential to engage another investment bank to assist with a capital raise at some later date after the exclusivity period with Craig-Hallum expired), none of which, in the opinion of the Board, would have resulted in aggregate terms equivalent to, or more favorable than, the terms obtained in the Private Placement.

The disclosure in Proposal 6 of the heading “Background and Description of the Private Placement” is hereby supplemented and revised by replacing it with the following heading and adding the following paragraph as the fifth paragraph under such heading on page 29 of the Proxy Statement:

Description of the Private Placement

The Private Placement – including the participation of the Insiders in the Private Placement – was approved by the three disinterested members of the Board. The other two directors, Mr. Rosberg and Mr. Lindell, were present during the Board deliberations and vote on the Private Placement but abstained from voting due to their interest in the Private Placement.

The disclosure in Proposal 6 of the heading “Reasons for the Issuance” is hereby supplemented and revised by replacing it with the following heading and adding after the second paragraph under such heading the following paragraph on page 29 of the Proxy Statement:

Background and Reasons for the Issuance

The Loan Agreements were approved by the three disinterested members of the Board. The other two directors, Mr. Rosberg and Mr. Lindell, did not participate in the voting due to their interest in the Loan Agreements.

The disclosure in Proposal 6 is hereby supplemented and revised by adding the following underlined disclosure to the ninth paragraph on page 29 of the Proxy Statement:

We believe that the Private Placement, which yielded gross proceeds of approximately $13.9 million as well as the repayment of $1.03 million of outstanding indebtedness owed to the Directors, was advisable in light of our company’s cash balance and funding requirements. We also believe that the terms were reasonable in light of market conditions and the size and type of the financing. Among the factors considered were (i) the company’s low cash balance, (ii) the company’s cash burn rate, (iii) the degradation in the company’s earnings, (iv) the immediate need to strengthen the company’s cash position, including to take advantage of potential long-term growth opportunities, (v) the need for the company to focus its talent and resources on executing its business plan (vi) the rapid increase in the trading price of the company’s common stock, (vii) the absence of a warrant component to the Private Placement, and (viii) the high degree of uncertainty in the market caused by the Covid-19 pandemic. In addition, the Board considered alternatives to the Private Placement (including, for example, the potential to engage another investment bank to assist with a capital raise at some later date after the exclusivity period with Craig-Hallum expired), none of which, in the opinion of the Board, would have resulted in aggregate terms equivalent to, or more favorable than, the terms obtained in the Private Placement.

The disclosure in Proposal 6 is hereby supplemented by adding the following paragraphs after the second paragraph on page 30 of the Proxy Statement:

On June 16, 2020, the day before Mr. Rosberg and Mr. Lindell entered into the Loan Agreements, the closing price of our common stock (as reflected on Nasdaq.com) was $5.23 per share. Further, the terms of the engagement with Craig-Hallum as placement agent provided that it would not receive any fee attributable to the aggregate of $3.4 million commitment by Mr. Rosberg and Mr. Lindell under the Loan Agreements.

Under the Loan Agreements, we were obligated to pay a credit fee of 0.75% and interest at a rate of 3.25%, which in the absence of the Private Placement may have continued until December 31, 2020 or later. By entering into the Private Placement in August 2020 and repaying the Loan Agreements, our company was not otherwise obligated to pay interest for the approximately 150 days remaining until December 2020. While the Preferred Stock issued in the Private Placement obligates our company to pay a dividend at a rate of 5.0%, the obligation will end if and when shareholder approval is obtained pursuant to Proposal 5 and this additional shareholder approval in Proposal 6. If the proposals are approved, the dividend payment obligation will exist only for approximately 50 days, during which time no interest will have accrued under the repaid Loan Agreements.

The disclosure in Proposal 6 is hereby supplemented and revised by adding the following underlined disclosure to the fourth paragraph on page 30 of the Proxy Statement:

Prior to the Private Placement, Mr. Forssell did not beneficially own any shares of our common stock. Our company’s equity compensation plan expired by its terms less than four months after Mr. Forssell became Chief Executive Officer. The Board believes it is important for the Chief Executive Officer to have an equity ownership position in our company. Participation in the Private Placement enabled Mr. Forssell to gain such equity ownership by means of a single acquisition and with the approval of the Board. Because Mr. Rosberg and Mr. Lindell thought it was important for Mr. Forssell to have an equity ownership in our company, Mr. Rosberg and Mr. Lindell, in their individual capacities, provided loans to Mr. Forssell to assist in his participation in the Private Placement. The loans were in the aggregate amount of $537,422, which constituted approximately 83% of the $650,000 purchase price of the Preferred Stock that Mr. Forssell acquired in the Private Placement. Under the loan agreements, Mr. Forssell will pay an interest rate of 2% per annum but will not have to repay 57% of the borrowed funds if he uses those moneys to purchase stock in our company, which condition he satisfied by participating in the Private Placement. All members of the Board were aware of these loans prior to their making but the Board did not formally vote to approve or disapprove the loans in connection with the Private Placement. As a result of the Private Placement and assuming full conversion of the Preferred Stock, Mr. Forssell will beneficially own 0.9% of the shares of our common stock.

The disclosure in Proposal 6 is hereby supplemented and revised by adding the following underlined disclosure and deleting the following text that is struck through to the fifth paragraph on page 30 of the Proxy Statement:

The Board believes that the participation of the Insiders was an important factor for our company to raise capital. The terms of the Private Placement, including the price per share, were determined with the involvement of non-Insiders ~~representing more than 70% of the investment proceeds~~. As noted above in connection with Proposal 5, Mr. Rosberg, Mr. Forssell, Ms. Ek, and Mr. Brunton served on behalf of our company to negotiate the structure and terms of the Private Placement. Although neither Ms. Ek nor Mr. Brunton invested in the Private Placement, Mr. Rosberg and Mr. Forssell did. The Board considered whether Mr. Rosberg and Mr. Forssell’s negotiation of and participation in the Private Placement was a conflict of interest. The Board was updated throughout the negotiation process at each stage described above in connection with Proposal 5 and including the Private Placement. Feedback to the Board from potential investors and placement agents suggested that it would be positive if the Insiders — as the two largest holders of our common stock and the Chief Executive Officer — participated in the capital raise as a signal of their commitment to our company. By maintaining their approximate percentage ownership of common stock, in the cases of Mr. Rosberg and Mr. Lindell, and by initiating ownership of common stock, in the case of Mr. Forssell, the Insiders acted in support of the investment of new capital to our company through the Private Placement.

The disclosure in Proposal 6 is hereby supplemented by adding the following paragraphs after the fifth paragraph on page 30 of the Proxy Statement:

Even though they purchased at the same price per share as non-Insiders, the Insiders are subject to significant restrictions on the ability to resell their shares of common stock. The Securities Purchase Agreement requires that the Insiders not sell any shares of our common stock (including shares acquired prior the Private Placement) for a period of 90 days. The Insiders also are subject to Section 16 of the Exchange Act, which requires they publicly report transactions in our securities and potentially requires that they forfeit any profit realized on a sale of our common stock during a period of six months. In addition, the Insiders are subject to our company’s Policy Against Insider Trading and Securities Fraud, which restricts their ability to sell shares of our common stock, including only during certain trading windows. Accordingly, while the non-Insiders have the ability to sell their shares on Nasdaq upon effectiveness of the registration statement that we are required to file pursuant to the Securities Purchase Agreement, the Insiders nonetheless are subject to a longer holding period and additional restrictions.

The disclosure in Proposal 6 is hereby supplemented and revised by deleting the following text that is struck through to the sixth paragraph on page 30 of the Proxy Statement:

Although the Insiders could have purchased shares of common stock at the market price on Nasdaq, participation in the Private Placement enabled their investment to directly benefit our company’s cash balance and funding requirements. ~~Also, acquisitions of common stock by Insiders through open market purchasers is generally not accompanied by the same degree of disclosure and negotiations associated with a direct investment by non-Insiders, such as in connection with the Private Placement.~~ Further, consistent with Nasdaq listing rules, the Board and the Insiders were aware that shareholders would have an opportunity to approve the issuance of common stock to the Insiders before conversion of their shares of Series C-2 Preferred Stock.

Forward-Looking Statements

This Supplement to the Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, and future performance or future events, such as the purported class action lawsuits filed on August 26, 2020 and September 2, 2020 against our company and the other named defendants. These statements are based on current assumptions, expectations and information available to our company’s management and involve a number of known and unknown risks, uncertainties and other factors that may cause our company’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in our public filings with the SEC from time to time, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although our company’s management believes that the forward-looking statements contained in the Proxy Statement, including this Supplement, are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and we undertake no duty to update or revise them.